Exhibit 99.1

*PRESS RELEASE*

Contact:
James H. Herlocker, III
Chairman, President and Chief Executive Officer
(903) 569-2602

Texas Community Bancshares, Inc. Completes Initial Public Offering

Mineola, TX; July 14, 2021 – Texas Community Bancshares, Inc. (the “Company”), the holding company of Mineola Community Bank, S.S.B. (“Mineola Community Bank”), announced today that it has completed its initial public offering in connection with the conversion of Mineola Community Mutual Holding Company from the mutual holding company to the stock holding company form of organization.  Both the stock offering and the conversion were completed effective following the close of business today.  The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “TCBS” on July 15, 2021.

The Company sold a total of 3,207,759 shares of common stock, which includes 260,621 shares sold to Mineola Community Bank’s Employee Stock Ownership Plan, at a price of $10.00 per share.  The Company also contributed 50,000 shares of common stock and $75,000 in cash to the TCBS Foundation, Inc., a charitable foundation formed in connection with the conversion and dedicated to supporting charitable organizations operating in Mineola Community Bank’s local community  A total of 3,257,759 shares of common stock of the Company are issued and outstanding.

Luse Gorman, PC has acted as legal counsel to the Company and Mineola Community Bank.  Performance Trust Capital Partners, LLC has acted as marketing agent for the Company in connection with the stock offering, and Goodwin Procter LLP has acted as legal counsel to Performance Trust Capital Partners, LLC.

About Texas Community Bancshares and Mineola Community Bank

Texas Community Bancshares, Inc. is the bank holding company for Mineola Community Bank, S.S.B., a Texas-chartered savings bank that operates from its main office in Mineola and its branch offices in Edgewood, Grand Saline, Lindale, Mineola, and Winnsboro in northeast Texas.

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